Exhibit 99.1

AgeX Therapeutics and LyGenesis to Negotiate Merger Agreement

Merger would create a clinical-stage cell therapy company

ALAMEDA, CA & PITTSBURGH, PA – March 2, 2021 – AgeX Therapeutics, Inc. (“AgeX”; NYSE American: AGE), a biotechnology company developing therapeutics for human aging and cell regeneration, and LyGenesis, Inc. (“LyGenesis”), a privately held biotechnology company developing cell therapies that enable organ regeneration, announced today that they will proceed to negotiate an agreement for a merger of the two companies. LyGenesis recently received U.S. Food and Drug Administration clearance for its Investigational New Drug application to conduct a Phase 2a clinical trial on the safety, tolerability, and efficacy of its lead cell therapy for patients with end-stage liver disease, with study initiation planned for 2021. The combined company’s pipeline would also include thymus, pancreas, and kidney regeneration, in addition to the existing AgeX assets, including UniverCyte™, which uses the HLA-G gene to potentially confer low immune observability to cells to suppress rejection of transplanted cells.

About the Proposed Merger

Based on the terms currently being discussed, a newly formed subsidiary of AgeX would merge into LyGenesis. At the closing of the merger, AgeX would issue to LyGenesis stockholders a number of shares of AgeX common stock representing two-thirds of the total number of shares of AgeX common stock to be outstanding immediately following the consummation of the merger on a fully diluted basis, but prior to the issuance of additional shares in a contemplated capital raising transaction following the execution of a merger agreement and contingent on the closing of the merger. Dr. Michael Hufford, who is the current Chief Executive Officer (CEO) of LyGenesis, upon successful merger would become CEO of the entity that survives the transaction (which includes both AgeX and LyGenesis). Under the terms being discussed, if the merger is completed, AgeX’s pre-merger stockholders would receive an 80% economic interest in AgeX’s induced tissue regeneration or iTR technology; the terms and structure of such economic interest have not yet been determined.

There can be no assurance that the negotiations between AgeX and LyGenesis will result in the execution of a definitive merger agreement on the terms being discussed or at all, or, if a merger agreement is entered into, that the merger will be consummated. The completion of any merger would be subject to approval by a special independent committee of the AgeX Board of Directors and by the respective Boards of Directors of both companies. The merger would also be subject to approval by AgeX stockholders and LyGenesis stockholders, including in each case approval by both a majority of the outstanding shares and by the holders of a majority of the shares not held by Juvenescence Limited.

Juvenescence Limited (“Juvenescence”) is the largest shareholder of each of AgeX and LyGenesis. Juvenescence beneficially owns approximately 52.7% of the AgeX common stock determined as disclosed in its most recent amendment to its Schedule 13D filed with the Securities and Exchange Commission, and owns approximately 48% of the common stock of LyGenesis (assuming the conversion of its convertible debt into equity). The Chairman of AgeX’s Board of Directors, Dr. Gregory Bailey, is the Chief Executive Officer of Juvenescence. Two directors of LyGenesis, James Mellon and David Ellam, are the Chairman and the Chief Financial Officer of Juvenescence, respectively.

This communication is not an offer to sell any securities or a solicitation of any vote or approval and AgeX is not offering to sell, or soliciting an offer to buy, any securities in any state where the offer or sale is not permitted.

This communication is for informational purposes only and does not constitute an offer to sell any shares of AgeX common stock or a solicitation of any vote or approval, nor is it a substitute for a prospectus that may be included in a registration statement that may be filed by AgeX with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, with respect to the potential merger transaction, or a proxy statement that may be provided to AgeX stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY PROSPECTUS OR PROXY STATEMENT FOR THE MERGER TRANSACTION AND ALL OTHER RELEVANT DOCUMENTS THAT AGEX MAY FILE WITH THE SEC, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All documents referred to above, if and when filed by AgeX, will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to AgeX’s Chief Financial Officer at 1101 Marina Village Parkway, Suite 201, Alameda, California 94501 or apark@agexinc.com.

About AgeX Therapeutics

AgeX Therapeutics, Inc. (NYSE American: AGE) is focused on developing and commercializing innovative therapeutics for human aging. Its PureStem® and UniverCyte™ manufacturing and immunotolerance technologies are designed to work together to generate highly-defined, universal, allogeneic, off-the-shelf pluripotent stem cell-derived young cells of any type for application in a variety of diseases with a high unmet medical need. AgeX has two preclinical cell therapy programs: AGEX-VASC1 (vascular progenitor cells) for tissue ischemia and AGEX-BAT1 (brown fat cells) for Type II diabetes. AgeX’s revolutionary longevity platform induced Tissue Regeneration (iTR™) aims to unlock cellular immortality and regenerative capacity to reverse age-related changes within tissues. AgeX is developing its core product pipeline for use in the clinic to extend human healthspan and is seeking opportunities to establish licensing and collaboration agreements around its broad IP estate and proprietary technology platforms.

For more information, please visit www.agexinc.com or connect with the company on Twitter, Facebook, and YouTube.

About LyGenesis, Inc

LyGenesis is a biotechnology company whose cell therapies enable organ regeneration by using a patient’s lymph nodes as bioreactors to regrow functioning ectopic organs. LyGenesis’s cell therapies are engrafted using endoscopic ultrasound procedure, which is associated with decreased medical risks and costs relative to full organ transplantation. LyGenesis’s lead allogeneic cell therapy program is focused on liver regeneration for patients with end stage liver disease. Its drug development pipeline includes positive preclinical data for thymus, pancreas, and kidney regeneration. Privately held, LyGenesis is headquartered in Pittsburgh, Pennsylvania. To learn more, please visit lygenesis.com.

Forward-Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not historical fact including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” should also be considered forward-looking statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of AgeX Therapeutics, Inc. and its subsidiaries particularly those mentioned in the cautionary statements found in more detail in the “Risk Factors” section of AgeX’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov). Further, the potential merger with LyGenesis is subject to additional risks and uncertainties, including (i) negotiation of a definitive merger agreement, (ii) approval of a merger agreement by the respective boards of directors of AgeX and LyGenesis, (iii) approval of the merger agreement by AgeX stockholders, (iv) the satisfaction or waiver of such contractual conditions to the merger as may be included in the merger agreement, (v) the ability of AgeX and LyGenesis to raise additional capital for the merged company, (vi) potential difficulties integrating the business practices and operations of AgeX with the business practices and operations of LyGenesis; including potential difficulties in conforming accounting policies, procedures, internal controls, and financial records of LyGenesis with AgeX, (vii) the uncertain expense and outcome of the planned clinical trial of LyGenesis’ liver failure treatment, (viii) the cost and risks associated with the development of additional cell therapies in the LyGenesis product pipeline, (ix) unexpected expenditures or assumed liabilities that may be incurred as a result of the merger, (x) inability to accurately forecast the performance of LyGenesis and AgeX as an integrated company, and (xii) expected synergies between LyGenesis and AgeX may be materially different from actual results. Subsequent events and developments may cause these forward-looking statements to change. AgeX specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Contact for AgeX:

Andrea Park

Chief Financial Officer

apark@agexinc.com

(510) 671-8620

Contact for LyGenesis:

Argot Partners

Natallia Clancy

Heather Savelle

LyGenesis@argotpartners.com

(212) 600-1902